SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Modine Manufacturing Company
(Name of Registrant as Specified In Its Charter)

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June 11, 2004

1500 DeKoven Avenue
Racine, Wisconsin 53403-2552

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, July 21, 2004
Time:	9:30 a.m.
Place:	1500 DeKoven Avenue, Racine, WI 53403-2552
Record Date:	June 1, 2004

The Annual Meeting is for the following purposes:

1.   To elect three directors;

2.   To ratify the appointment of the Company's independent auditors; and

3.   To consider any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

D. R. ZAKOS, Secretary

June 11, 2004

Proxy Statement

Your vote at the annual meeting is important to us. Please vote your shares of common stock by calling a toll-free telephone number, logging onto the Internet or by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by the Company's management for the Board of Directors. This proxy statement was first mailed to shareholders on June 11, 2004.

Table of Contents

Page

General Information About the Annual Meeting and Voting
Item 1 - Election of Directors
Stock Ownership
     Certain Beneficial Owners of Common Stock
     Directors' and Officers' Ownership of Common Stock
Corporate Governance
     Lead Director
     Code of Ethics
     Board Meetings and Committees
          Roles of the Board's Committees
     Selection of Nominees for the Board
     Board Independence
     Shareholder Communication with the Board
     Compensation of Directors
     Attendance at Annual Meeting
     Report of the Audit Committee
Executive Compensation
     Report of the Officer Nomination & Compensation Committee
     Compensation Committee Interlocks and Insider Participation
     Compensation Summary
          Summary Compensation Table
     Equity Compensation Plan Information
     Stock Options
          Option Grants in Last Fiscal Year
          Aggregated Option Exercises in Last Fiscal Year and Fiscal Year           End Option Values
          Pension Plan Table
     Employment Agreements, Termination and Change-in-Control
     Arrangements
     Performance Graph
     Transactions
Item 2 - Ratification of Appointment of Independent Auditors
Fees to Independent Auditors for 2003/2004 and 2002/2003
Section 16(a) Beneficial Ownership Reporting Compliance
Additional Matters
     Shareholder Proposals for 2005
     Annual Report

1 3 5 5 6 7 7 7 8 8 9 10 10 11 12 12 13 13 16 17 17 19 19 19 19 20 21 22 23 23 24 24 25 25 25

PROXY STATEMENT

Annual Shareholders' Meeting of Modine Manufacturing Company - 2004

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares on June 1, 2004. A total of 34,392,589 shares of common stock may vote at the annual meeting. You get one vote for each share of common stock you own. The holders of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you may vote.

How do I vote?

Shareholders of record may give a proxy to be voted at the meeting by calling a toll-free telephone number, logging onto the Internet or, if you prefer, mailing the enclosed proxy card. Shareholders who hold their shares in "street name" which means that the shares are held in the name of a broker, or other nominee, will continue to vote their shares in the manner required by the broker.

The telephone and Internet voting procedures are for your convenience and are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

The enclosed proxy card contains instructions for telephone and Internet voting and voting by mail. Whichever method you use, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

What are the Board's recommendations?

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is included with the description of each item in this proxy statement. In summary, the Board recommends a vote:

FOR election of the nominated slate of directors (see Item 1); and

FOR ratification of the Company's independent auditors (see Item 2).

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters to our knowledge that will be subject to a vote at the annual meeting. If other matters are properly presented at the meeting, the persons you have appointed as your proxy will vote your shares as they see fit.

May I change my vote after I appoint a proxy?

You may revoke your proxy by:

●   Submitting a new proxy;

●   Giving written notice before the meeting to the Secretary of the Company, stating that you are revoking your previous proxy; or

●   Attending the meeting and voting your shares in person.

If you decide to vote your shares in person, we prefer that you first revoke your prior proxy in the same way you initially submitted it -- that is, by telephone, the Internet or mail.

May I vote in person at the annual meeting?

Although we encourage you to complete and return the proxy card or vote by phone or the Internet to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name?"

If your shares are held in "street name," the party in whose name the shares are held should give you instructions for voting your shares.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, as long as a quorum is present. This means that the individuals who receive the largest number of votes are elected as directors. Therefore, shares not voted have no effect in the election of directors. Votes attempted to be cast against a candidate are not given legal effect and are not counted as votes cast in an election of directors.

Who will count the vote?

Wells Fargo Minnesota, N.A., Shareowner Services, an independent tabulator, will count the vote under the supervision of Inspectors of Election appointed by the Board.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, mail, or in person. None of these employees will receive any extra compensation for doing this.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail. See this proxy statement and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes. This proxy statement and the 2003-2004 annual report are available on our website at www.modine.com. In addition, most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote over the Internet. On the referenced website, you will be given instructions for choosing the option of receiving future proxy statements and annual reports electronically.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call our transfer agent, Wells Fargo, at 1-877-602-7615 or give written notice to the Secretary of the Company and tell us otherwise. You do not have to elect Internet access each year.

If you hold your stock in "street name," please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports over the Internet.

What happens if multiple shareholders share the same address?

We adopted a procedure called "householding." As a result, we are sending only one annual report and proxy statement to those with the same last name at a single address, unless we received instructions to do otherwise. This practice, known as "householding," is designed to reduce our printing and postage costs. If a shareholder of record wishes to receive multiple copies of a proxy statement or annual report in the future, he or she may contact our transfer agent, Wells Fargo, at 1-877-602-7615 or provide written notice to the Secretary of the Company. If you are an eligible shareholder of record receiving multiple copies of our annual report and proxy statement, you may request householding by contacting us in the same manner. If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members.

This year the terms of Richard J. Doyle, Gary L. Neale, and David R. Rayburn expire at the 2004 Annual Meeting. Messrs. Doyle, Neale, and Rayburn have each been nominated for a new three-year term expiring at the 2007 Annual Meeting.

While it is not anticipated that any of the nominees will be unable to take office, if that happens, proxies will be voted in favor of such other person or persons as the Board of Directors may propose to fill the open directorship(s). In accordance with our Restated By-Laws, a director shall hold office until the annual meeting in the year in which his or her term expires and until his or her successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Vacancies may be filled by the remaining directors. See Selection of Nominees for the Board below.

The Company's Restated By-Laws provide that each Director shall be retired at the close of the term in which he attains the age of 70 years, except that the provision shall not apply to any director who has been exempted from the provision by a resolution passed by a two-third's vote of the Board of Directors. The Board unanimously passed such a resolution allowing Mr. Doyle to seek reelection to another term on the Board.

The nominees for the Board of Directors, the directors whose terms will continue, their ages, principal occupation, other directorships, and their tenure and expiration dates of their terms are as follows:

Name	Principal Occupation and Directorships	Age	Director of Company Since
Nominees to be Elected for Terms Expiring in 2007:
Richard J. Doyle	Retired. Prior to April 30, 1998, Mr. Doyle was Chief Executive Officer and a director of three private electrical contracting corporations. Prior to January 1, 1989, Mr. Doyle was a Vice President of BorgWarner Corporation, Chicago, Illinois, a diversified manufacturing and services company, and President and Chief Executive Officer of BorgWarner Automotive, Inc., Troy, Michigan, a subsidiary of BorgWarner Corporation.	71	1987
Gary L. Neale	Chairman, President, Chief Executive Officer, and a director of NiSource, Inc., Merrillville, Indiana, a holding company for gas and electric utilities and other energy-related subsidiaries. Mr. Neale is also a director of Chicago Bridge & Iron Company N.V.	64	1977
David B. Rayburn	President and Chief Executive Officer of the Company. Prior to January 15, 2003, Mr. Rayburn was President and Chief Operating Officer and, prior to April 2002, Mr. Rayburn was an Executive Vice President of the Company. Mr. Rayburn is also a director of Twin Disc, Incorporated and Jason Incorporated.	56	2003
Directors Continuing in Service for Terms Expiring in 2005:
Frank P. Incropera	McCloskey Dean of the University of Notre Dame's College of Engineering, Notre Dame, Indiana.	64	1999
Vincent L. Martin	Chairman of the Board of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin. Mr. Martin served as the President of Jason Incorporated from 1986 to 1993 and then as Chief Executive Officer until 1999. In addition, Mr. Martin's career in business includes six years with AMCA International, three of them as Group Vice President of the industrial products group, thirteen years with FMC Corp. and three years with Westinghouse Air Brake.	64	1992
Marsha C. Williams	Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, a real estate investment trust located in Chicago, Illinois. Previously, Ms. Williams had been Vice President and Chief Administrative Officer of Crate and Barrel, and prior to that, Vice President and Treasurer of Amoco Corporation, Vice President and Treasurer of Carson Pirie Scott & Company, and Vice President of The First National Bank of Chicago. Ms. Williams is also a director of Chicago Bridge & Iron Company N.V, Davis Funds and Selected Funds.	53	1999
Directors Continuing in Service for Terms Expiring in 2006:
Frank W. Jones	Independent management consultant in Tucson, Arizona. Mr. Jones's career in business includes over twenty-five years of service, the last five as President and Chief Executive Officer, with Giddings & Lewis, Inc., a New York Stock Exchange listed company and manufacturer of machine tools. Mr. Jones is also a director of Star Cutter Co., Gardner Publications, Inc., and General Tool Co.	64	1982
Dennis J. Kuester	President and Chief Executive Officer of Marshall & Ilsley Corporation, Chairman and Chief Executive Officer of M&I Marshall & Ilsley Bank, and Chairman of Metavante Corporation, a Milwaukee, Wisconsin-based bank holding company, bank, and banking services company, respectively. Mr. Kuester is also a director of Marshall & Ilsley Corporation and Wausau-Mosinee Paper Corporation.	62	1993
Michael T. Yonker	Retired. Prior to June 15, 1998, Mr. Yonker was President and Chief Executive Officer of Portec, Inc., Lake Forest, Illinois, a manufacturer of material handling equipment. Mr. Yonker is also a director of Woodward Governor Company and EMCOR Group, Inc.	61	1993

The Board of Directors recommends a vote FOR all of the director-nominees: Messrs. Doyle, Neale and Rayburn.

STOCK OWNERSHIP

Certain Beneficial Owners of Common Stock

The following table shows the number of shares of common stock beneficially owned by each person or entity that we know beneficially owns 5% or more of our common stock.
Name and Address of Owner
	Common Stock Number of Shares Owned and Nature of Interest	Percent

Administrative Committee of Modine Employee Stock Ownership Plan ("ESOP") 1500 DeKoven Avenue Racine, Wisconsin 53403-2552 Members: D.B. Spiewak, R.L. Hetrick, and D.R. Zakos	3,176,472 (a)(b)	9.24%
Mario J. Gabelli and affiliates One Corporate Center Rye, New York 10580-1434	6,559,514 (c)	19.11%

______________________

(a)   The Administrative Committee of the ESOP is the beneficial owner of the shares held in the ESOP, although Marshall and Ilsley Trust Company, N.A. is trustee and holder of record of the shares in the ESOP and the Company's Employees' Retirement Trusts' and 401(k) Retirement Plans' common stock, and is the escrow agent for participants' stock under the 1997 through 2004 Stock Award Plans. The participants in the ESOP and the Company's 401(k) Retirement Plans vote the stock represented by Units in those plans and Marshall and Ilsley Trust Company N.A. votes the shares unvoted by the participants in those plans. The investment committee for the Company's Employees' Retirement Trusts vote the shares in those plans which are defined benefit plans. Marshall and Ilsley Trust Company, N.A., as custodian, may be viewed as having voting or dispositive authority in certain situations pursuant to Department of Labor regulations or interpretations or federal case law. Pursuant to SEC Rule 13d-4, inclusion of such shares in this proxy statement shall not be construed as an admission that the Reporting Person or its affiliates are, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owners of such securities. Mr. Kuester is President and CEO of Marshall & Ilsley Corporation and Chairman and CEO of M&I Marshall & Ilsley Bank. M&I Marshall & Ilsley Corporation and its subsidiaries specifically disclaim beneficial ownership of stock held by these plans and trusts.

(b)   As of April 22, 2004.

(c)   Based on Schedule 13D/A filed under the Exchange Act, dated April 6, 2004. Each reporting person included in the Schedule 13D/A: Gabelli Funds, LLC; GAMCO Investors, Inc.; MJG Associates, Inc. and Gabelli & Company, Inc. Profit Sharing Plan, has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of the reported securities, except that (i) GAMCO Investors, Inc. does not have authority to vote 397,000 of the reported shares, and (ii) in certain circumstances, proxy voting committees may have voting power over the reported shares.

Directors' and Officers' Ownership of Common Stock

The following table shows how many shares of Modine common stock each director, nominee, Named Executive Officer and all executive officers and directors as a group beneficially owned as of March 31, 2004. No director or executive officer beneficially owns more than 1.0% of the common stock, and directors and executive officers as a group beneficially own approximately 6.11% of the common stock.

Name	Shares Beneficially Owned (a)(b)
R. J. Doyle (c)	64,000
F. P. Incropera (d)	35,000
F. W. Jones (e)	103,819
D. J. Kuester (f)	67,000
V. L. Martin (g)	57,200
G. L. Neale (h)	75,068
M. C. Williams (i)	40,000
M. T. Yonker (j)	68,655
K. A. Feldmann (k)	107,000
C. R. Katzfey (l)	136,807
D. B. Rayburn (m)	270,560
B. C. Richardson (n)	64,331
J. R. Rulseh (o)	125,884
All executive officers and directors as a group (22 persons) (p)	2,100,308

(a)   Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his or her name.

(b)   Non-employee directors have the right to acquire additional shares of common stock (which shares are not listed in the table above) through the exercise of options automatically granted upon reelection to the Board of Directors pursuant to the 2000 Stock Option Plan for Non-Employee Directors which Plan is described on page 11.

(c)   Includes 49,000 shares of common stock issuable upon the exercise of options.

(d)   Includes 35,000 shares of common stock issuable upon the exercise of options.

(e)   Includes 66,000 shares of common stock issuable upon the exercise of options.

(f)   Includes 66,000 shares of common stock issuable upon the exercise of options and excludes the shares held of record by Marshall & Ilsley Trust Company as described in the "Certain Beneficial Owners of Common Stock" table above.

(g)   Includes 50,000 shares of common stock issuable upon the exercise of options and 200 shares held in trust for the benefit of his children for which Mr. Martin serves as trustee.

(h)   Includes 49,000 shares of common stock issuable upon the exercise of options.

(i)   Includes 40,000 shares of common stock issuable upon the exercise of options.

(j)   Includes 66,000 shares of common stock issuable upon the exercise of options.

(k)   Includes 88,200 shares of common stock issuable upon the exercise of options and 13,700 shares of restricted stock.

(l)   Includes 103,805 shares of common stock issuable upon the exercise of options, 14,980 shares of restricted stock, 2,292 units held in the form of Modine Stock Fund Units (Modine 401(k) Retirement Plan and/or Deferred Compensation Plan with each unit consisting of common stock and a cash component (the "Units")), and 4,707 shares held in the Modine Employee Stock Ownership Plan (the "ESOP").

(m)  Includes 218,400 shares of common stock issuable upon the exercise of options, 24,500 shares of restricted stock, 9,287 Units and 8,470 shares held in the ESOP.

(n)   Includes 41,000 shares of common stock issuable upon the exercise of options, 23,000 shares of restricted stock and 331 Units.

(o)   Includes 101,200 shares of common stock issuable upon the exercise of options, 14,520 shares of restricted stock, 1,266 Units and 4,444 shares held in the ESOP.

(p)   Includes 1,421,765 shares of common stock issuable upon the exercise of options, 148,490 shares of restricted stock, 28,694 Units and 73,855 shares held in the ESOP.

CORPORATE GOVERNANCE

The Company's business is conducted under the direction of the Board of Directors, pursuant to the laws of the State of Wisconsin and our Restated By-laws. Members of the Board of Directors are kept informed of the Company's business through discussions with the President and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Company reviewed its corporate governance policies and practices, particularly in light of the Sarbanes-Oxley Act of 2002 and rule changes made or proposed by the Securities and Exchange Commission and NASDAQ. We believe that our current policies and practices meet the requirements. Our updated corporate governance policies, including updated charters for committees of the Board, are or will be made available to our shareholders on our website, www.modine.com, and/or through appropriate mailings.

The Board has determined that the following directors are independent within the meaning of the SEC regulations, the listing standards of NASDAQ and the Company's Guidelines on Corporate Governance: Messrs. Doyle, Neale, Incropera, Jones and Yonker and Ms. Williams.

Lead Director

In June 2003, the Board created a new position of Lead Director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The Lead Director also chairs certain portions of Board meetings and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Mr. Neale serves in this position.

Code of Ethics

Our Guideline for Business Conduct (our "Guideline") summarizes the compliance and ethical standards and expectations we have for all our employees, officers and directors with respect to their conduct in furtherance of Company business. It contains procedures for reporting suspected violations of the Guideline, including procedures for the reporting of questionable accounting or auditing matters, or other concerns regarding accounting, internal accounting controls or auditing matters. The Company has established a Business Ethics Program through which employees and others may report, anonymously and in confidence, concerns regarding such matters. A copy of our Guideline, as well as further information regarding our Business Ethics Program is available on our website at www.modine.com. These materials are also available in print to any shareholder upon request. If we make any substantive amendment to the Guideline, we will disclose the nature of such amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the Guideline is granted to an executive officer or director, we will disclose the nature of such waiver on our website at www.modine.com, in a press release, or in a current report on Form 8-K.

Board Meetings and Committees

The Board of Directors held eight regular meetings during the fiscal year and had four standing committees consisting of an Audit Committee, an Officer Nomination and Compensation Committee, a Pension Committee and a Corporate Governance and Nominating Committee. All directors except Mr. Kuester attended at least 75% of the Board meetings and meetings of committees of which they were members. The following chart describes the membership of each committee as of March 31, 2004 and the number of times it met in the 2003/2004 fiscal year:

Name	Audit	Officer Nomination & Compensation	Pension	Governance and Nominating
R. J. Doyle	Chair	X		X
F. P Incropera	X		X	X
F. W. Jones	X		Chair	X
D. J. Kuester	X		X	X
V. L. Martin	X	X		X
G. L. Neale	X	Chair		X
D. B. Rayburn
M. C. Williams		X	X	X
M. T. Yonker		X	X	Chair
Number of Meetings in 2003-2004	5	4	3	3

Roles of the Board's Committees

Audit Committee. The functions of the Audit Committee are described below in the "Report of the Audit Committee" on pages 12 and 13 of this proxy statement. The charter of the Audit Committee is attached to this proxy statement as Annex A and is or will be available on the Company's website, www.modine.com.

In July of each year, the Board selects the members of the Audit Committee. On and after July 21, 2004, all of the members of the Audit Committee will be independent within the meaning of the SEC regulations, the listing standards of NASDAQ and the Company's Guideline on Corporate Governance. One of the members of the Audit Committee will resign from that committee prior to the annual meeting because he is not independent. Mr. Doyle, the Chair of the Committee, is qualified as an audit committee financial expert within the meaning of the SEC regulations and the Board has determined that he has the requisite accounting experience to be financially sophisticated within the meaning of the listing standards of NASDAQ. Mr. Doyle is independent within the meaning of the SEC regulations, the listing standards of NASDAQ and the Company's Guideline on Corporate Governance.

Officer Nomination & Compensation Committee. The Officer Nomination & Compensation Committee:

●   reviews the performance of the President and CEO;
●   reviews candidates for positions as Company officers;
●   makes recommendations to the Board on officer candidates;
●   makes recommendations to the Board on compensation for officers;
●   considers recommendations made by management relating to director compensation and presents those recommendations to the Board; and
●   administers the 1994 and 2002 Incentive Compensation Plans.

The charter of the Officer Nomination & Compensation Committee is or will be available on the Company's website, www.modine.com. The Officer Nomination & Compensation Committee Report is included in this proxy statement below.

In July of each year, the Board selects the members of the Officer Nomination & Compensation Committee. On and after July 21, 2004, all of the members of the Committee will be independent within the meaning of the SEC regulations, the listing standards of NASDAQ and the Company's Guideline on Corporate Governance. One of the members of the Officer Nomination & Compensation Committee will resign from that committee prior to the annual meeting because he is not independent.

Pension Committee. The Pension Committee:

●   reviews and monitors performance of the defined benefit pension plans and the defined contribution plans offered by the Company;
●   monitors the objectives, membership and activities of the Company's Pension Investment Committee; and
●   provides oversight for pension trust investments and defined contribution plans.

The charter of the Pension Committee is or will be available on the Company's website, www.modine.com.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company's Guideline on Corporate Governance. In addition, the Committee develops and reviews background information on prospective nominees to the Board and makes recommendations to the Board regarding such persons. The Committee also prepares and supervises the Board's annual review of director independence and the Board's performance self-evaluation. The charter of the Corporate Governance and Nominating Committee is or will be available on the Company's website, www.modine.com.

In July of each year, the Board selects members of the Corporate Governance and Nominating Committee for the coming year. The independence of the Committee is in compliance with SEC regulations, the listing standards of NASDAQ and the Company's Guideline on Corporate Governance.

Selection of Nominees for the Board

The Corporate Governance and Nominating Committee considers candidates for Board membership recommended by its members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee for the Board should notify the Company's Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate. Please see the section captioned "Shareholder Proposals for 2005" below on page 25 for the date by which such proposals must be received.

Once the Corporate Governance and Nominating Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee satisfies the evaluation factors described below.

If the Committee determines that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee. The Committee considers relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In assessing candidates, the Board considers issues such as education, experience, diversity, knowledge and understanding of matters such as finance, manufacturing, technology and others frequently encountered by a global business.

Every effort is made to complement and supplement skills within the existing Board and strengthen any identified areas. Further criteria include a candidate's personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing the evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines who should be nominated for a position on the Board after considering the recommendation and report of the Committee.

Board Independence

The Company requires, as set forth in its Corporate Governance Guideline, that a majority of the Board members be independent outside directors. However, the Company is not opposed to having members of the Company's management, including the CEO, serve as directors. "Independent Director," as used here, means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. At a minimum, to qualify as "independent," a director must so qualify under governing rules, regulations and standards, including those issued by the SEC and NASDAQ. The Corporate Governance and Nominating Committee shall assess independence on an ongoing basis, and each director is responsible for bringing to the attention of the Corporate Governance and Nominating Committee any changes to his or her status that may affect independence. In addition, the directors shall complete, on at least an annual basis, a questionnaire prepared by the Company that is designed to elicit information that relates to the independence assessment. A majority of the Company's current directors are Independent Directors.

Shareholder Communication with the Board

Shareholders wishing to communicate with the Board of Directors or with a Board member should address communications to the Board or to the particular Board member, c/o Corporate Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552. Under the process approved by the Board, the Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. Please refer to the Company's website, www.modine.com, for any changes to this process.

Compensation of Directors

Non-employee directors receive the following, as of the dates indicated:

●   a retainer fee of $6,250 per quarter, effective July 1, 2003;
●   $1,143 for each Board meeting attended, effective January 1, 2004;
●   $1,000 for each committee and special meeting attended;
●   a retainer fee of $4,000 per year for acting as Chair of a committee, effective July 1, 2003;
●   reimbursement for travel, lodging, and related expenses incurred in attending meetings; and
●   travel-accident and director and officer liability insurance.

The fees for Board meeting attendance increased from $1,000 to $1,143 for the 2004 calendar year. Prior to July 1, 2003, the retainer fee was $6,000 per quarter; and the retainer was $3,000 for acting as chair of a committee.

Effective as of July 1, 2000, directors of the Company who are not employees are eligible to participate in the 2000 Stock Option Plan for Non-Employee Directors (the "2000 Directors' Plan") which is authorized to grant non-qualified stock options through June 30, 2010, for up to 500,000 shares of common stock. These options are granted at 100% of the fair market value of the common stock on the grant date. The options expire no later than ten years after the grant date and terminate no later than three years after termination of director status for any reason other than death. Within 30 days after election and each re-election to the Board, each non-employee director so elected or re-elected is automatically granted an option for the number of shares equal to the product of 6,000 times the number of years in the term to which such director has been so elected or re-elected. In addition, the 2000 Directors' Plan provided for a one-time grant of 2,000 options to those directors elected or re-elected in 1999 and 1,000 options to those directors elected or re-elected in 1998. The 2000 Directors' Plan may be administered by the Board or by a committee of two or more directors of the Company if deemed necessary or advisable in order to comply with the exemptive rules promulgated pursuant to Section 16(b) of the Exchange Act. Neither the Board nor any such committee has authority to administer the 2000 Directors' Plan with respect to the selection of participants under such plan or the timing, pricing, or amount of any grants.

Prior to July 1, 2000, directors of the Company who were not employees were eligible to participate in the 1994 Stock Option Plan for Non-Employee Directors (the "1994 Directors' Plan") which was authorized to grant non-qualified stock options through July 20, 2004, for up to 500,000 shares of common stock. These options were granted at 100% of the fair market value of the stock on the grant date and expire no later than ten years after the grant date and terminate no later than three years after termination of director status for any reason other than death. Within 30 days after election or re-election to the Board, each director so elected or re-elected was automatically granted an option for the number of shares equal to the product of 5,000 times the number of years in the term to which such director had been so elected or re-elected. The 1994 Directors' Plan was administered by the Board or by a committee of two or more directors of the Company if deemed necessary or advisable in order to comply with the exemptive rules promulgated pursuant to Section 16(b) of the Exchange Act. Neither the Board nor any such committee had authority to administer the 1994 Directors' Plan with respect to the selection of participants under the plan or the timing, pricing, or amount of any grants. The 1994 Directors' Plan was terminated at the end of June 2000 and no additional grants have been made since that time.

The Board of Directors adopted the Modine Manufacturing Company Director Emeritus Retirement Plan (the "Director Emeritus Retirement Plan") pursuant to which any person, other than an employee of the Company, who is or becomes a director of Modine on or after April 1, 1992, and who retires from the Board will be paid a retirement benefit equal to the annualized rate at which directors are being paid for their service to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) as in effect at the time such director ceases his or her service as a director. The retirement benefit continues for a duration equal to the duration of the director's Board service. If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary will receive the applicable retirement benefit. In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable under the Director Emeritus Retirement Plan. The retirement benefit is not payable if the director directly or indirectly competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine. Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it. All eligible directors who retired prior to July 1, 2000 continue to receive benefits pursuant to the Director Emeritus Retirement Plan. All current directors eligible for participation accrued pension benefits pursuant to the Director Emeritus Retirement Plan until July 1, 2000.

Attendance at Annual Meeting

The Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders because it expects them to do so and because the Company's directors historically have attended these meetings. All of the members of the Board of Directors attended last year's annual meeting. The Board of Directors conducts its annual meeting directly after the Annual Meeting of Shareholders at the Company's headquarters.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee most recently revised its charter on May 4, 2004. As set forth in the charter, the Audit Committee's purpose is to assist the Board of Directors in monitoring the:

●   Integrity of the Company's financial statements;
●   Independent auditor's qualifications and independence;
●   Performance of the Company's internal audit function and the independent auditors; and
●   Company's compliance with legal and regulatory requirements.

The full text of the Committee's revised charter is attached to this proxy statement as Annex A and is or will be available on the Company's website, www.modine.com.

In carrying out these responsibilities, the Audit Committee, among other things:

●   Appoints the independent auditor for the purpose of preparing and issuing an audit report and to perform related work, and discuss with the independent auditor appropriate staffing and compensation;
●   Retains, to the extent it deems necessary or appropriate, independent legal, accounting or other advisors;
●   Oversees management's implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and reviews the activities and recommendations of the Company's internal auditing program;
●   Monitors the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;
●   Determines whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and
●   Annually reviews management's programs to monitor compliance with the Company's Guideline on Business Ethics.

The Committee met five times during fiscal 2003/2004. The Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities. The Committee's meetings include, whenever appropriate, executive sessions with the Company's independent auditors and with the Company's internal auditors, in each case without any member of the Company's management being present.

In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality of the Company's accounting principles, the reasonableness of significant judgments and the transparency of disclosures in the financial statements.

With respect to the Company's outside auditors, the Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Finally, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

R. J. Doyle, Chair	D. J. Kuester
F. P. Incropera	V. L. Martin
F. W. Jones	G. L. Neale

EXECUTIVE COMPENSATION

Report of the Officer Nomination & Compensation Committee

The Committee's Role and Purpose of this Report: The responsibilities of the Officer Nomination & Compensation Committee are included under the caption "Corporate Governance -- Roles of the Board's Committees -- Officer Nomination & Compensation Committee" on page 9 of this proxy statement. The Committee reports to the entire Board.

The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors the Committee considers in determining the compensation of Modine's executive officers, including the Named Executive Officers.

Compensation Philosophy: The Committee approved principles for the management compensation program that:

●   Recognize Modine's goals can only be achieved by the retention and attraction of competent, highly skilled people and that compensation is the primary factor in retaining and attracting such people;

●    Encourage strong financial and operational performance of Modine by preserving and enhancing our shareholders' investment over time without experiencing undue risk in the process;

●    Emphasize performance-based compensation that balances rewards for short-term and long-term results for the Company;

●    Link compensation to the interests of our shareholders by using stock incentives, both stock awards and stock options;

●    Place all elements of executive compensation (base pay), annual incentives (cash bonus), and long-term incentives (stock-based) at the median of the market with the market defined by industrial companies with revenue of such companies adjusted to be comparable to that of Modine;

●   Align performance incentives in the short-term with return on assets employed and in the long-term with earnings per share; and

●   Emphasize corporate results rather than independent performance of operating units given the interdependence of the operating units.

Compensation Methodology: Modine provides a comprehensive executive compensation program that is based on the performance of the Company. Our aim is to provide compensation that is competitive with other comparable manufacturing companies and with those companies from which we seek to attract new, highly competent employees and with which we compete to retain such employees. The Committee believes that Modine's direct competition for executive talent is broader than the companies listed on NASDAQ in the industrial category which is the Company's performance peer group used for purposes of comparing shareholder returns (see the Stock Performance Graph on page 22), compensation packages of companies in the performance peer group and others are taken into consideration in establishing executive compensation at Modine. This information is supplemented by general industry compensation information with adjustments for relative revenue.

The Committee engages an independent consultant for itself to assist in the annual review of all elements of executive compensation: base salary; annual incentives and long-term incentive compensation. The consultant annually conducts surveys of executive compensation to determine the competitiveness of all elements of executive compensation. The Committee also seeks counsel from the consultant on trends in plan design to ensure that the Company's executives are appropriately paid in accordance with the Committee's philosophy. The goal is to compensate executives at the median range for all elements of compensation paid by companies to persons in substantially similar positions in a group determined by the Committee, after adjustments for relative revenue, to represent an accurate benchmark for Modine. The Committee also considers the cumulative compensation of executive officers in relation to the above-described group of companies.

Components of Compensation:

●    Base Salary: Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The Committee annually reviews base salary to ensure, on the basis of responsibility and performance, that executive compensation is substantially meeting the Committee's philosophy. The Committee approves in advance all salary increases for the executive officers. In determining salary increases, the Committee reviews data presented by its independent consultant. Individual performance is the key component in determining base salary increases.

●    Annual Incentives: Annual incentive awards for executive officers are provided to promote the achievement of Modine's business objectives. Each year the Committee considers the Company's prior year's financial performance and the performance criteria set by the Committee in the prior year, as well as its expectations for Modine and data presented by the Committee's independent consultant. The Committee then sets certain Company performance criteria or goals to be met for a bonus to be paid in the next fiscal year. Overall Company performance is the key component in determining bonuses and bonus increases. The Committee believes that the focus on the Company's performance versus the performance of an individual in determining an annual bonus is appropriate given the interdependence of operations, the mobility of employees within the organization and the desire of management to attract talented people to underperforming divisions to improve performance.

Cash bonuses increase in a linear fashion with the Company's return on assets. The incentive is set at a percentage of base salary and the incentive levels are greater for more highly compensated officers to reflect the level of responsibility of the executive.

●    Long-Term Incentive Compensation: Each year, the Committee reviews and approves all long-term incentive awards. The Committee believes that it is important that long-term compensation should be primarily tied to the Company's goals and the success of the Company in meeting those goals while also recognizing the employee for continuing his or her employment with the Company. The Committee believes that the value of the Company in the marketplace, as determined by its stock price, provides a significant incentive to its management. The Committee has also determined, through discussions with its independent consultant, that incentives consisting of a mix of restricted stock awards and stock options provide the executive with a substantial incentive. In addition, the Committee believes that it is in the interest of the executive and Modine's shareholders to shift the mix of restricted stock awards and stock options to be more heavily weighted toward restricted stock awards.

The following describes the types of incentive awards granted in 2003-2004:
  Restricted Stock Awards: The Committee grants awards of common stock, at no cost to the employee, to recognize retention and reward performance. The Committee selects a target number of shares that relates to market competitive pay for each participant. A retention increment equal to one-third of the Target is granted in January. The performance portion, earned on the basis of earnings per share, is granted in addition to the retention portion so that the participant receives a restricted stock award upon the Company achieving pre-determined earnings per share. An executive officer may receive stock awards ranging from one-third of his or her Target award to 150% of his or her Target award.
  Stock Options: Stock options have an exercise price equal to the fair market value of the common stock on the date of grant, are immediately exercisable after one year of service with the Company (therefore, for an employee who has been employed by the Company for at least one year, the option is immediately exercisable) and have a term of ten years from the date of grant. Options may be rescinded at any time until two years after their exercise if the recipient is terminated for cause, competes against the Company, does not comply with applicable laws and regulations, fails to maintain high ethical standards, breaches the Company's policies or misuses Company information.

  Individual stock option grants are determined based upon the Committee's subjective assessment of individual performance, contribution and potential. The Committee determines the number of shares of stock that will be subject to an option grant based upon many factors, including the Company's and the individual's performance, previous grants of stock options and awards and the competitive market for long-term compensation.

Chief Executive Compensation: The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other executive officers. However, Mr. Rayburn's overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. For 2003-2004, the Chief Executive Officer's compensation components were:

Base Salary: The Committee evaluated Mr. Rayburn's individual performance during 2003-2004 based on certain criteria. These criteria included the following: the qualities of leadership, ability to instill confidence in others, the ability to inspire confidence from others, development of Modine's long-term strategic plan and annual goals and objectives, development of an effective senior management team and provision for management succession, effective communications with stakeholders and his relationship with the Board. As a result of this evaluation, comparison with compensation norms and the fact that Mr. Rayburn's salary for most of 2002-2003 was paid to him as Chief Operating Officer, Mr. Rayburn's salary was increased from $460,000 to $540,000 annually effective on April 1, 2003. At the Committee's meeting in December 2003, the Committee again evaluated Mr. Rayburn's salary and Modine's performance in 2003-2004, and determined that Mr. Rayburn's annual salary should be increased by $40,000 to $580,000, effective December 1, 2003.

Annual Incentive: The Committee awarded Mr. Rayburn a bonus of $276,667 representing 50% of his base salary on the basis of the existing return on asset formula.

Long-Term Incentive Awards: The Committee set the stock award Target for Mr. Rayburn at 15,000 shares, including both retention and performance portions of the award. For the 2003-2004 year the Committee determined that participants in the plan would receive the Target level of awards in the event that earnings per share were $1.35 recognizing that the earnings per share forecast was $1.15. Mr. Rayburn's award was 9,000 shares, 60% of the Target, given the Company's results of $1.19 for earnings per share. The Committee awarded Mr. Rayburn options to purchase 30,000 shares of Common Stock at the closing market price on the date of the award.

Compliance with Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company's CEO and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in the Company's best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Board and the Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Respectfully submitted by the member of the Officer Nomination & Compensation Committee of the Board of Directors:

G.L. Neale, Chair V.L. Martin
R.J. Doyle M.T. Yonker
M.C. Williams

Compensation Committee Interlocks and Insider Participation:     There are none.

Compensation Summary

The following table sets forth compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of March 31, 2004 (the "Named Executive Officers"), for services rendered to the Company and its subsidiaries during fiscal 2003-2004. Also included is compensation information for the same individuals for fiscal years ended March 31, 2003, and March 31, 2002. Because Mr. Richardson joined the Company as Vice President and Chief Financial Officer on May 12, 2003 and was therefore not an executive officer for all periods being reported, information for Mr. Richardson is given only for fiscal year 2003/2004.

Summary Compensation Table
		Annual Compensation			Long Term Compensation

						Awards
Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)		Restricted Stock Award(s)($)(c)	Securities Underlying Options (#)(d)	All Other Compensation ($)(e)
				Other Annual Compensation($)

D. B. Rayburn	2004	553,333	276,667	6,050	234,540	30,000	18,360
President and CEO	2003	412,414	155,313	11,763	277,315	22,400	14,319
COO	2002	400,000	32,919	8,297	145,000	40,000	13,999

B.C. Richardson VP, Finance and CFO	2004	299,061(f)	200,000(f)	57,769(g)	661,924(f)	41,000(f)	9,259

C. R. Katzfey	2004	272,000	90,658	9,406	140,724	12,000	10,656
Group Vice President	2003	262,500	76,563	8,807	166,389	11,200	9,674
	2002	262,500	19,517	9,674	101,500	20,000	9,657

J. R. Rulseh	2004	255,500	85,158	9,431	140,724	12,000	4,841
Group Vice President	2003	243,000	70,875	175	163,391	11,200	7,228
	2002	220,000	14,655	86,757(h)	101,500	20,000	7,018

K. A. Feldmann Group Vice President	2004	E242,000/ $297,736(i)	E80,659/ $99,236(i)	E19,490/ $23,979(i)	140,724	12,000	0
	2003	E230,081/ $250,769(i)	E67,115/ $73,150(i)	E18,894/ $20,593(i)	142,405	11,200	0
	2002	E230,081/ $202,607(i)	E36,238/ $31,911(i)	E18,894/ $33,276(i)	101,500	20,000	0

(a)  The salary amounts set forth above include amounts deferred at the Named Executive Officer's option through contributions to the Modine 401(k) Retirement Plan for Salaried Employees and the Modine Deferred Compensation Plan.

(b)  The bonus amounts include amounts paid in May 2004 under the Company's Management Incentive Plan attributable to the Company's performance during fiscal 2004.

(c)  The figures for 2004 restricted stock column include awards made in May 2003, January 2004 and May 2004 pursuant to the 2002 Incentive Compensation Plan, which were earned as follows: Mr. Rayburn - 9,000 shares; Mr. Richardson - 25,400 shares; Mr. Katzfey - 5,400 shares; Mr. Rulseh - 5,400 shares; and Mr. Feldman - 5,400 shares. The total number of restricted shares outstanding and the aggregate market value at March 31, 2004 for the Named Executive Officers were: Mr. Rayburn - 24,500 shares valued at $638,470; Mr. Richardson - 25,400 shares valued at $661,924; Mr. Katzfey - 14,980 shares valued at $390,378; Mr. Rulseh - 14,520 shares valued at $378,391; and Mr. Feldmann - 13,700 shares valued at $357,022;. Dividends are paid on the restricted shares at the same time and the same rate as dividends are paid to shareholders of unrestricted shares. The market value for the restricted shares included in the table for 2004 and the aggregate values included in this footnote are based on a fair market value of $26.06 at March 31, 2004.

The restricted stock awarded pursuant to grants made in fiscal years 1997 and 1998 were granted to an employee at no cost and placed in escrow until the beginning of the third, fourth, fifth, sixth, and seventh years, respectively, after the grant, at which time one-fifth of the shares are released to the employee. The awards granted pursuant to grants made in fiscal years 2000 through 2004 are subject to restrictions that lapse annually in fifths over a period commencing at the end of the first year from the date of grant. In the event of retirement, the shares may, if authorized by the Officer Nomination & Compensation Committee of the Board, be released at an earlier date. In the event of a change in control, the share restrictions lapse.

(d)  The Officer Nomination & Compensation Committee may grant options on up to 3,000,000 shares of stock under each of the 2002 Incentive Compensation Plan (the "2002 Plan") and the 1994 Incentive Compensation Plan (the "1994 Plan"); however, no additional grants shall be made under the 1994 Plan. The ability to grant options under the 2002 Plan expires on July 17, 2012. Incentive stock options and non-qualified stock options are granted at 100% of the fair market value of common stock on the date of the grant and expire no later than ten years after the date of the grant. Grants pursuant to the plans may be made to officers and certain other employees as is determined by the Committee.

Upon the exercise of an option, the optionee may pay the purchase price in cash, stock, optioned stock, or a combination thereof. The optionee may also satisfy any tax withholding obligation by using optioned stock.

(e)  Includes employer matching contributions to the Modine 401(k) Retirement Plan for Salaried Employees and the Modine Deferred Compensation Plan and payments of premiums for life insurance and disability insurance. The Deferred Compensation Plan pays out of general assets an amount substantially equal to the difference between the amount that would have been allocated to a participant's account as Company matching contributions, in the absence of legislation limiting such allocations, and the amount actually allocated under the plans. Payment of this amount and appreciation thereon is deferred until termination of service or retirement.

(f)   Mr. Richardson joined the Company on May 12, 2003. In connection with his joining the Company, the Company paid Mr. Richardson a hiring bonus of $75,000, guaranteed him a bonus for the fiscal year ended March 31, 2004 of $125,000 and granted him 20,000 shares of restricted common stock at no cost to him and options for the purchase of 25,000 shares of common stock with an exercise price of $21.47 per share. The restricted stock and the options were granted pursuant to the terms of the 2002 Plan.

(g)  Includes $25,144 for relocation expenses (including tax gross up payments) and $26,387 for club membership (including tax gross up payments).

(h)  Includes $43,039 for relocation expenses (including tax gross up payments).

(i)  The salary, bonus and other annual compensation for Mr. Feldmann, who works and lives in Germany, were paid to him in Euros in the amounts shown in the table above. The amounts shown in U.S. dollars in the table above were converted from the Euro at the following exchange rates in effect at March 31 in the years indicated: 2004 - $1=0.8128E; 2003 - $1=0.9175E and 2002 - $1=1.1356E.

Stock Options

The following table sets forth information about stock option grants during the last fiscal year for the Named Executive Officers.

Option Grants in Last Fiscal Year
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)(c)
Name	Number of Securities Underlying Options Granted(#)(a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	5% ($)	10% ($)
D. B. Rayburn	30,000	8.09%	$29.17	1/20/2014	548,700	1,392,000
B. C. Richardson	25,000	6.74%	$21.47	5/12/2013	336,000	853,750
	16,000	4.31%	$29.17	1/20/2014	292,640	742,400
C. R. Katzfey	12,000	3.23%	$29.17	1/20/2014	219,480	556,800
J. R. Rulseh	12,000	3.23%	$29.17	1/20/2014	219,480	556,800
K. A. Feldmann	12,000	3.23%	$29.17	1/20/2014	219,480	556,800

(a)  All options granted are immediately exercisable except within the first year of employment. Holders may use shares previously owned or received upon exercise of options to pay the exercise price of the options.

(b)   The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(c)  No gain to the optionee is possible without stock price appreciation, which will benefit all shareholders commensurately.

The following table sets forth information with respect to the Named Executive Officers concerning the number of option exercises and value of options outstanding at the end of the last fiscal year.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values
			Number of Securities Underlying Unexercised Options at FY-End (#) (a)		Value of Unexercised In-the Money Options at FY-End ($) (a)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
D. B. Rayburn	0	0	218,400	0	3,710,944	-
B. C. Richardson	0	0	-	41,000	-	25,000
C. R. Katzfey	0	0	103,805	-	1,819,118	-
J. R. Rulseh	0	0	101,200	-	1,673,052	-
K. A. Feldmann	0	0	88,200	-	1,673,052	-

(a)   All options granted are immediately exercisable except within the first year of employment.

Pension Plan Table

The Named Executive Officers participate on the same basis as other salaried employees in the non-contributory Modine Manufacturing Company Pension Plan for Non-Union Hourly-Paid Factory Employees and Salaried Employees (the "Salaried Pension Plan")(with the exception of K.A. Feldmann, who is a German citizen and receives an annual contribution of five percent of his annual basic salary for his personal pension planning purposes, and an additional five percent of his annual base salary on the basis of a reinsured support fund). Because the Company's contributions to the Salaried Pension Plan are actuarially based on all eligible salaried employees and are not allocated to individual employee accounts, expenses for a specific person cannot readily be separately or individually calculated. Retirement benefits are based on an employee's earnings for the five highest consecutive of the last ten calendar years proceeding retirement and on years of service. Applicable earnings include salary, bonus, and any deferred amount under the Modine 401(k) Retirement Plan and the Deferred Compensation Plan which is approximately the same as cash compensation reported in the Summary Compensation Table, but on a calendar year rather than a fiscal year basis. A minimum of five years of service is required for the benefits to vest. The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his/her spouse based on the employee's earnings and period of employment, and is not subject to offset by Social Security benefits. Employees may retire with unreduced early retirement benefits at age sixty-two or may be eligible for disability, deferred, or other early retirement benefits depending on age and years of service upon retirement or termination. In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee's age plus years of eligible service with the Company equals least 85. Furthermore, if employed on and before March 31, 2001, an employee who reaches age sixty-two and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he/she elects not to retire at that time.

The following table sets forth the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under a combination of the Salaried Pension Plan and the Executive Supplemental Retirement Plan, a non-qualified defined benefit pension plan, at the indicated remuneration levels (average of five years' earnings).
	Representative Years of Service
Average Annual Earnings	15 Years	20 Years	25 Years	30 Years	35 Years
$125,000	$ 28,109	$ 37,478	$ 46,848	$ 56,217	$ 65,587
200,000	46,952	62,603	78,254	93,905	109,555
275,000	65,796	87,728	109,660	131,592	153,524
350,000	84,640	112,853	141,066	169,280	197,493
425,000	103,484	137,978	172,473	206,967	241,462
500,000	122,327	163,103	203,879	244,655	285,430
575,000	141,171	188,228	235,285	282,342	329,399
650,000	160,015	213,353	266,691	320,030	373,368
725,000	178,859	238,478	298,098	357,717	417,337

Assuming continued employment until age sixty-five, the estimated credited years of service under the Salaried Pension Plan for Messrs. Rayburn, Richardson, Katzfey, and Rulseh are 22.5, 20.6, 24.9, and 40 years, respectively.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Employee Retirement Income Security Act of 1974 and subsequent amendments thereto. To the extent that an individual employee's retirement benefit exceeds these limits, the excess will be paid from general operating funds of the Company.

Employees, including officers, may also qualify for long-term disability payments of approximately sixty percent of their base salary, up to a maximum of $15,000 per month, if they become disabled.

Employment Agreements, Termination and Change in Control Arrangements

The Company entered into an employment contract effective May 16, 2001 with Mr. Rayburn covering his employment for a thirty-six month term. After the effective date, the employment contract automatically and continuously extends for an additional day, unless either party gives written notice of termination to the other party, in which case the term would become a thirty-six month period beginning on the date such notice was received.

The Company is permitted to terminate Mr. Rayburn's employment contract for "Cause," as that term is defined in the contract, and Mr. Rayburn is permitted to terminate the employment contract upon the occurrence of any of the following events: failure to elect or re-elect him to the offices he holds; a significant change in the scope of his authority, duties, or reduction in compensation; a breach by the Company of any provision of the employment contract; and the liquidation, dissolution, consolidation, or merger of the Company.

In the event of a termination other than for Cause or a termination by Mr. Rayburn as described above, the Company is obligated to remit, as liquidated damages, severance pay to Mr. Rayburn an amount equal to his "Average Annual Earnings" during the remainder of the period of employment. "Average Annual Earnings" means the arithmetic average of annual compensation includable in Mr. Rayburn's gross income in the five taxable years preceding the year of termination. Mr. Rayburn would continue to receive all employee benefits plus supplements to his retirement pension and 401(k) benefits designed to provide him with benefits that otherwise are reduced by statutory limitations on qualified benefit plans. In the event of disability, salary continuation would be provided at a level of one hundred percent for the first twelve months and up to sixty percent for the remainder of the period of employment.

In the event of a "Change in Control," as defined in Mr. Rayburn's Change in Control Agreement and Termination Agreement, amended and restated effective May 20, 1999, at any time during the 24 months after a change in control occurs, if Mr. Rayburn is terminated without "Good Cause" or if Mr. Rayburn terminates the Agreement for any reason, a 36-month "Severance Period" would be triggered during which Mr. Rayburn would be entitled to receive an amount equal to three times the greater of: (A) the sum of his base salary and target bonus or (B) the sum of his five-year average base salary and five-year average actual bonus, payable in a lump sum within 60 days after the date of termination of employment. In addition, Mr. Rayburn would receive an amount equal to the pro-rata portion of the target bonus for the calendar year in which his employment terminated and applicable benefits and credited service for pension purposes for the 36-month period.

In the event of Mr. Rayburn's death, such amounts would be payable to his estate. Any stock options or stock awards would immediately vest, or restrictions lapse, as the case may be, on the date of termination. In the event a change in control occurred, and if payments made to Mr. Rayburn were subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, Mr. Rayburn would be entitled to receive a lump-sum payment, sufficient to cover the full cost of such excise taxes and his federal, state and local income and employment taxes on the additional payment.

Effective May 12, 2003, the Company entered into a separate employment agreement with Mr. Richardson, the terms of which are substantially identical to Mr. Rayburn's employment agreement as described above.

Effective May 19, 2003, the Company and Donald R. Johnson, former Chairman of the Company, entered into an agreement to address Mr. Johnson's compensation and benefits upon his retirement, effective June 30, 2003. The May 19, 2003 agreement supersedes and replaces Mr. Johnson's prior employment and change in control agreements.

As of February 26, 1997, the Company entered into separate Change in Control and Termination Agreements with the Named Executive Officers and certain other key employees. These agreements were amended and restated May 20, 1999. Mr. Rayburn's agreement is described above. Furthermore, the Company entered into a separate Change in Control and Termination Agreement with a newly appointed officer, which agreement was effective April 1, 2002. The Company entered into a Change in Control and Termination Agreement with Mr. Richardson dated as of May 12, 2003.

In the event of a "change in control," as defined in those Agreements, as amended and restated, certain key executives (including the Named Executive Officers other than Mr. Rayburn, whose agreement is addressed above), if terminated by the Company for any reason other than "Good Cause," or if terminated by the executive for "Good Reason" within 24-months after the change in control occurs, or if terminated by the executive for any reason during the 13th month after the change in control, will trigger a 24-month "Severance Period" during which the executive is entitled to receive an amount equal to two times the greater of: (A) the sum of the executive's base salary and target bonus or (B) the sum of the executive's five-year average base salary and five-year average actual bonus, payable in a lump sum within 60 days after the date of termination of employment. In addition, the executive would receive an amount equal to the pro-rata portion of the target bonus for the calendar year in which the executive's employment terminated and applicable benefits and credited service for pension purposes for the 24-month period.

In the event of the executive's death, such amounts will be payable to the executive's estate. Any stock option or stock awards will immediately vest, or restrictions lapse, as the case may be, on the date of termination. In the event a change in control occurs, and if payments made to the executive are subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a lump-sum payment, sufficient to cover the full cost of such excise taxes and the executive's federal, state, and local income and employment taxes on the additional payment.

In addition, one other key executive had in place an employment contract during the 2004 fiscal year that was entered into on May 16, 2001 as well as a Change in Control and Termination Agreement dated February 26, 1997 and amended and restated May 20, 1999. The employment contract is substantially identical to the ones described for Mr. Rayburn, and the Change in Control and Termination Agreement is substantially identical to the ones described immediately above for other certain key executives.

Performance Graph

The following graph compares the five-year cumulative total shareholder return on the Company's common stock as compared with the returns of the Standard & Poor's 500 Stock Index and the NASDAQ Industrials Stock Index (non-financial index). The graph assumes a $100 investment and reinvestment of dividends.

Transactions

In the regular course of business since April 1, 2003, the Company has had transactions with corporations or other firms of which certain non-employee directors are executive officers or otherwise principally involved. Such transactions were in the ordinary course of business and at competitive prices and terms. The Company does not consider the amounts involved to be material. The Company anticipates that similar transactions will occur in fiscal year 2004-2005, see "Stock Ownership - Certain Beneficial Owners of Common Stock" on page 5 of this Proxy Statement.

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 31, 2005 to audit the consolidated financial statements of the Company. PricewaterhouseCoopers LLP has been the Company's independent certified public accountants since 1935. Before the Audit Committee selected PricewaterhouseCoopers LLP, it carefully considered the qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.

The Company is asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company to audit the consolidated financial statements of the Company for the next three fiscal years. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of our independent auditors will be reconsidered by the Audit Committee. The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of PricewaterhouseCoopers LLP as our independent auditors. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal.

If, prior to the 2004 Annual Meeting, PricewaterhouseCoopers LLP shall decline to act or its engagement shall be otherwise discontinued by the Board, the Board will appoint other independent auditors whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders at the 2004 Annual Meeting.

Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2003/2004 and 2002/2003 are described under "Fees to Independent Auditors for Fiscal 2003/2004 and 2002/2003" below. Additional information regarding the Audit Committee is provided in the "Report of the Audit Committee" on pages 12 and 13 of this proxy statement.

No representatives of PricewaterhouseCoopers LLP will be attending the 2004 Annual Meeting of Shareholders.

The Board recommends that shareholders vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

Fees to Independent Auditors for Fiscal 2003/2004 and 2002/2003

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the years ended March 31, 2004 and March 31, 2003 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. Certain amounts for 2002/2003 have been reclassified to conform to the 2003/2004 presentation.
		(Amounts in thousands)
	2003/2004	2002/2003
Audit Fees (a):	$827.6	$770.2
Audit-Related Fees (b):	$303.6	$141.0
Tax Fees (c):	$335.1	$340.7
All Other Fees (d):	$ 15.8	-
Total	$1,482.1	$1,251.9

(a)    Audit Fees: Fees for professional services performed by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements and of financial statements included in the Company's Form 10-Q and 10-K filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)    Audit-Related Fees: Fees for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company's financial statements and review of the Company's documentation of internal controls over financial reporting and advisory services for purposes of complying with Section 404 of the Sarbanes-Oxley Act of 2002. This includes review of employee benefit and compensation plans, attestations by PricewaterhouseCoopers LLP that are not required by statute or regulation, and consulting on financial accounting/reporting standards.

(c)    Tax Fees: Fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice, and tax planning. This includes preparation of original and amended returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from "Audit-Related" items.

(d)    All Other Fees: Fees for assistance related to services performed for the Company in response to a U.S. Customs inquiry for a NAFTA certificate of origin verification.

The Audit Committee has determined that the provision of services rendered above that were not related to its audit of the Company's financial statements were at all times compatible with maintaining PricewaterhouseCoopers' independence.

Pre-Approval Policy

Consistent with the rules of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of, the independent auditor. In recognition of this responsibility, the Audit Committee has included in its charter that it will pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor. Alternatively, the Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. No fees were paid to the independent auditor pursuant to the "de minimis" exception to the foregoing pre-approval policy permitted under the Exchange Act and the SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. Officers, directors, and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of filings with the SEC, we believe that all of the Company's directors and executive officers complied during fiscal 2004 with the reporting requirements of Section 16(a) of the Exchange Act with the exception of Mr. Gary Fahl, who is not a Named Executive Officer, who, as a result of a broker's communication error, inadvertently filed one report on Form 4 two days late (March 1, 2004) reporting the sale of shares.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2004 Annual Meeting. Should any additional matters come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Shareholder Proposals for 2005

Shareholder proposals for the 2005 Annual Meeting of Shareholders of the Company must be received no later than February 12, 2005 at the Company's principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403, directed to the attention of the Corporate Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the proxy rules of the SEC. Written notice of shareholders proposals for the 2005 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year's annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no later than April 28, 2005 at such offices, directed to the attention of the Corporate Secretary.

Annual Report

A copy of the Company's Annual Report for the fiscal year ended March 31, 2004 has been provided with this Proxy Statement. The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company's Form 10-K (without exhibits). Such requests should be addressed to: Director of Shareholder Relations, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403. A copy of the Company's Form 10-K will be available on our website at www.modine.com after it is filed with the SEC.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

D. R. ZAKOS, Secretary

ANNEX A

MODINE MANUFACTURING COMPANY
AUDIT COMMITTEE CHARTER

This Charter provides guidelines outlining the Committee's composition, duties and responsibilities, and shall be reviewed periodically and updated by the Committee as required.

Committee Membership

The Audit Committee shall consist of at least 3 directors, the independence of whom shall, in the judgment of the Board of Directors, be in accordance with the rules and regulations of the Securities and Exchange Commission and NASDAQ. The Chairperson of the Audit Committee and other Audit Committee members shall be designated by the Board of Directors and/or a nominating committee of the Board of Directors. Each member of the Audit Committee shall, in the judgment of the Board of Directors, have the ability to read and understand the Company's basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Audit Committee shall, in the judgment of the Board of Directors, be an "Audit Committee financial expert" in accordance with the rules and regulations of the Securities and Exchange Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board shall determine that such simultaneous service does not materially impact the affected member's ability to provide a high level of dedicated service to the Audit Committee.

Committee Purpose

The Audit Committee will assist the Board of Directors in monitoring (1) the integrity of the Company's financial statements; (2) the independent auditor's qualifications and independence; (3) the performance of the Company's' internal audit function and the independent auditors; and (4) the Company's compliance with legal and regulatory requirements.

Meetings

The Audit Committee shall meet as often as it deems necessary to fulfill its responsibilities, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee, or to meet with any members of, or consultants to, the Committee.

All decisions of the Committee shall be made by majority vote.

The Committee shall appoint a secretary, who shall keep a record of all meetings.

Responsibilities and Authority

1.   Appoint the independent auditor for the purpose of preparing or issuing an audit report or to perform related work, and discuss with the independent auditor appropriate staffing and compensation.

2.   Pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor. Alternatively, the Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

3.   Report the pre-approval of any permitted non-audit services to management for disclosure in the Company's periodic reports.

4.   Retain, to the extent it deems necessary or appropriate, independent legal, accounting or other advisors.

5.   Review with members of the independent auditors the scope of the prospective audit, the estimated fees therefor and such other matters pertaining to such audit as the Audit Committee may deem appropriate.

6.   Review and discuss with management and the independent auditor the Company's annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

7.   Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

8.   Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

9.   Review and discuss quarterly reports from the independent auditors on:

(a)  All critical accounting policies and practices to be used;

(b)  All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)  Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

10.  Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

11.  Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

12.  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

13.  Discuss with the independent auditor matters required to be addressed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

14.  Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal audit.

15.  Review and evaluate the lead partner of the independent auditor team.

16.  Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

17.  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, or more frequently, if the Audit Committee deems it necessary.

18.  Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the Company's audit, and ensure compliance with applicable laws and regulations related thereto.

19.  Discuss with management and with the independent auditor to the extent necessary, the Company's internal audit department responsibilities, performance, budget and staffing.

20.  Review any significant reports made to management by the Company's internal audit department, and management's response thereto.

21.  Review with management and the independent auditor any material issues that arise with respect to the scope or completion of the internal audit.

22.  Review at least annually the Company's written policies with respect to business conduct, and any proposed changes thereto.

23.  Obtain and review reports from management and the independent auditor with respect to the Company's compliance with its written policies with respect to business conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board accordingly.

24.  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, auditing or ethical matters.

25.  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

26.  Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

27.  Perform at least annually a self-assessment of the Audit Committee to ensure continuing fulfillment of its responsibilities.

Limitation

While the Audit Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

DRIVING DISTANCE TO MODINE

Milwaukee Downtown	32 miles
Milwaukee Mitchell Airport	21 miles
Chicago Loop	86 miles
Chicago O'Hare Airport	62 miles
Madison	107 miles

General Mitchell Int'l Airport
Economy Airport Parking & Shuttle
College Ave.
Ryan Rd.
38
100
Four Mile Rd.
Wind Point Lighthouse
Shoop's Park
Three Mile Rd.
Batten Field
N. Greenbay Rd.
N. Main St.
North St.
South St.
Melvin Ave.
Goold St.
Highway K
Days Inn
Horlick Dam
hangar
Golf Ave.
Eaton
Layard
Rapids Dr.
Mt. Pleasant St.
32
31
Co. Trk. MM
Northwestern Ave.
Racine Country Club
Horlick Athletic Field
Meadowbrook Country Club
Wustum Museum & Theater Guild
Douglas Ave.
Zoo
N
To Milwaukee
County Trunk C
Albert St.
Yacht Club
State St.
Radisson Harbourwalk Inn
Harbor
Spring St.
All Saints Healthcare
Osborne Blvd.
Festival Site
Public Boat Launch
Lake Michigan
I-94
County Trunk H
Green Bay Rd.
Knights Inn
Super 8
Comfort Inn
Kinzie Ave.
Memorial Dr.
20
Main St.
Washington Ave.
12th St.
14th St.
Lochnaiar Inn
J.I. Case High School
Marriott
Fairfield Inn
Oakes Rd.
16th St.
To Chicago
Racine St.
Grand Ave.
Wisconsin Ave.
DeKoven Ave.
Ohio St.
Lathrop Ave.
West Blvd.
Taylor Ave.
21st St.
Kearney Ave.
Regency Mall
Durand Ave.
11
Microtel
Meachem Rd.
Taylor Ave.
Chicory Rd.

LEGEND

Travel Routes

River

Railroad Tracks

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI 53403-2552
Tel. 262.636.1200
Fax 262.636.1424

Form No. 1054 Rev. 4/03

Notice
of meeting
and proxy
statement

2004	Annual meeting of shareholders

PRINTED ON RECYCLED PAPER

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, July 21, 2004
9:30 a.m. CDT

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403-2552

Modine Manufacturing Company
1500 DeKoven Avenue, Racine, Wisconsin 53403-2552

Proxy
This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints D. B. Rayburn and D. R. Zakos, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Modine Manufacturing Company to be held at 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552 on July 21, 2004 at 9:30 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the Meeting and/or at any adjournment(s) thereof, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

The tabulator cannot vote your shares unless you vote in accordance with the instructions provided.

Modine Employee Stock Ownership Plan and/or Modine 401(k) Retirement Plan
Voting Instructions to Trustee Marshall & Ilsley Trust Company N.A. for the Annual Meeting of Shareholders

As a participant in the Modine Employee Stock Ownership Plan and/or Modine 401(k) Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Modine Manufacturing Company Common Stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any and all adjournments or postponements of the Annual Meeting. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage prepaid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted by the Trustee, Marshall & Ilsley Trust Company N.A. in its own discretion and in accordance with ERISA.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

See Reverse Side

Dividend Reinvestment and Purchase of Shares:

Modine shareholders may build their investments in Modine through a no-cost plan for automatically reinvesting dividends and making additional cash purchases of common stock. Systematic investments may be established for your account by authorizing direct deductions from your bank account on a monthly basis. To receive material and enrollment information, call 800-813-3324. The Modine Manufacturing Company Dividend Reinvestment and Direct Stock Purchase Plan is administered by the Company's transfer agent, Wells Fargo Shareowner Services, 800-468-9716.

COMPANY #
CONTROL #
Dear Shareholder:
Modine Manufacturing Company provides three ways for you to vote your Proxy.

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-560-1965 -- QUICK, EASY AND IMMEDIATE

●   On a touch-tone telephone------call 1-800-560-1965------24 hours a day, 7 days a week, until 12:00 p.m. on July 20, 2004.

●   Follow the simple instructions the voice on the phone provides you.

VOTE BY INTERNET -- http://www.eproxy.com/modi/ -- QUICK, EASY AND IMMEDIATE

●   Use the Internet------log onto http://www.eproxy.com/modi/------24 hours a day, 7 days a week, until 12:00 p.m. on July 20, 2004.

●   Follow the simple instructions to obtain your records and create an electronic ballot. Note: As indicated in the Proxy Statement, you may choose to receive future proxy statements and annual reports electronically by following the instructions provided on this web site.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Modine Manufacturing Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. Election of Directors:	Richard J. Doyle Gary L. Neale 03 David B. Rayburn	[ ]Vote FOR all nominees listed (except as marked contrary below)	[ ] WITHHOLD Authority For All

(Instructions: To withhold authority to vote for any indicated nominee, write the numbers(s) of the nominee(s) in the box provided to the right.)

2. Ratification of PricewaterhouseCoopers LLP as independent auditors.

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE
VOTED FOR ITEMS 1 and 2.
Address Change? Mark Box [ ]
Indicate changes below:

Date___________ , 2004

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.